                                                               EXHIBIT 10.25


                               EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is entered into effective as of March 22, 2001 by and between Youbet.com, Inc., a Delaware corporation ("the Company") and Phillip Hermann ("Executive"), in connection with the Company's engagement of Executive for personal services and supersedes the prior employment agreement between the Company and Executive.

1.   EMPLOYMENT; DUTIES AND ACCEPTANCE

     Employment by Company. The Company hereby engages Executive, and Executive hereby agrees to serve as Executive Vice President and Chief Financial Officer of the Company on the terms and conditions of this Agreement. Throughout the Term of this Agreement Executive shall, subject to the provisions contained herein, devote substantially all of his work time to the employment described hereunder.

     LOCATION OF EMPLOYMENT. Executive shall render his services at the Company's offices at 5901 Desoto, Woodland Hills, CA; and provided, however, that Executive agrees to render his services at such other locations from time-to-time as the proper performance of Executive's duties may reasonably require. Notwithstanding the foregoing, the Company's principal offices shall remain in Southern California, and Executive need not relocate to render his duties hereunder.

2.   TERM

     The term of Executive's employment hereunder shall commence on the date hereof and end on April 30, 2002 (the "Term") unless sooner terminated pursuant to Section 7 hereof. After the Term the employment of Executive shall be at will, and as such either party may terminate this Agreement upon 30 days prior written notice to the other party.

3.   COMPENSATION AND BENEFITS

     SALARY. Executive shall receive a salary of $157,500, however, effective May 1, 2001 and during the remainder of the Term, Executive shall receive a salary (the "Annual Salary") at the rate of $175,000 per annum. All Salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

     BONUS. Executive is eligible to participate in any formal Bonus plans instituted by the Company for the benefit of Employees. Cash and or stock bonuses based on performance may be offered from time to time at the discretion of the Board of Directors of the Company.

     STOCK OPTIONS. Executive is eligible to participate in any formal Stock Option grant instituted by the Company for the benefit of Employees.

     Any unvested options shall terminate if the Executive ceases to be employed by the Company, or as provided in the Company's 1998 Stock Option Plan.

     All unvested options will vest upon a "Change of Control" if the Executive is employed with the Company at the time of Change of Control.

     For purposes of this Agreement, the term "Change of Control" shall mean,
(i) the acquisition by a single entity or group of affiliated entities of more than thirty-five percent (35%) of the outstanding capital stock of the Company and which is accompanied or followed by a change either in a majority of the members of the Board or of those members of the Board who are not full time employees of the Company, or (ii) the consummation of any merger of the Company or any sale, transfer or other disposition of all or substantially all of the Company's assets directly or indirectly, if the shareholders of the Company immediately before the consummation of such a transaction own, immediately following the consummation of such transaction on a fully-diluted basis, equity securities (other than options, warrants, or rights to acquire securities) possessing less than sixty-five percent (65%) of the voting power of the surviving or acquiring corporation (or any corporation in control of the surviving or acquiring corporation whose equity securities are issued or transferred in such transaction).

     SEVERANCE. If this Agreement shall be terminated for any reason other than (i) a termination for disability pursuant to Section 7(a) hereof, (ii) for cause pursuant to Section 7(c) hereof or (iii) without cause pursuant to
Section 7(d) hereof, Executive shall be entitled to receive an amount equal to three (3) months of his Annual Salary.

4.   PARTICIPATION IN EXECUTIVE BENEFIT PLANS:

     FRINGE BENEFITS. Executive shall be permitted during the Term to participate in any group life, medical, hospitalization, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage, and any other plans and benefits, generally maintained by Company for executives of the stature and rank of Executive during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as "Fringe Benefits") provided, however, that Company shall not be required to establish or maintain any such Fringe Benefits.

     VACATION. Executive shall accrue, in addition to sick days and days on which Company is closed, paid vacation days at the rate of one and one-quarter (1-1/4) days per month up to a maximum of fifteen (15) work days. The accumulation of vacation time will be consistent with Company policy as outlined in the Employee manual.

     EXPENSES. Company will reimburse Executive for actual and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive's duties hereunder, subject to receipt of reasonable and appropriate documentation by Company and in accordance with Company policy.

Company will also reimburse Executive $750 per month for all business related operating expenses of Executive's automobile.

5.     CERTAIN COVENANTS OF EXECUTIVE:

Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed by Executive by law, Executive agrees as follows:

       CONFIDENTIAL INFORMATION: Executive agrees that, neither during the Term nor at anytime thereafter shall Executive (i) disclosed to any person, firm or corporation not employed by the Company, Youbet.com, Inc., or any affiliate of either (the "Protected Company") or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, "know-how", trade secrets details of suppliers, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; PROVIDED, HOWEVER, that this provision shall not preclude the Executive from
(x) upon advice of counsel and notice to the Company, making any disclosure required by any applicable law of (6) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5(a)).

       PROPERTY OF COMPANY. Any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with Company or at any other time on request.

       NON-INTERFERENCE. Executive will not, during the Term hereof and for a period of two (2) years after the Term induce any person who is an executive, officer or agent, customer or supplier of the Company to terminate his relationship with the Company.

6.     OTHER PROVISIONS:

       RIGHTS AND REMEDIES UPON BREACH. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5 hereof (the "Restrictive Covenants") the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

       ACCOUNTING. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company.

       SEVERABILITY OF COVENANTS. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

       BLUE-PENCILING. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

       ENFORCEABILITY IN JURISDICTIONS. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one of more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company's right to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

       INJUNCTIVE RELIEF. Executive agrees and understands that the remedy at law for any breach by Executive of the provisions of Section 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's breach of any provision of Section 5 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of Section 5 hereof which may be available to the Company.

7.     TERMINATION:

       TERMINATION UPON DEATH OR DISABILITY. If during the Term, Executive shall (i) die or (ii) become so physically or mentally disabled whether totally or partially, that Executive is unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three
(3) consecutive months or (bb) shorter periods aggregating for four (4) months within any period of twelve (12) months ("Disability"), then in such event, Company may, at any time thereafter, by written notice to Executive, terminate Executive's employment hereunder. Executive agrees to submit to reasonable medical examinations upon the request of Company. A reputable physician selected by Company who is experienced in the relevant field of medicine shall make the determination of whether a Disability exists. If Executive's services are terminated, as aforesaid, Executive or the designated beneficiary of Executive, shall be entitled to receive Executive's Annual Salary, accrued share of the Bonus for that Fiscal Year and unused vacation, if any, and Fringe Benefits earned through the date of Executive's termination and continuing thereafter through the end of the Term and shall also receive four (4) months' of his Annual Salary. The Company shall deduct any disability payments made to Executive from any insurance source from payments required to be made to Executive after the termination date.

     DESIGNATION OF BENEFICIARY. The parties hereto agree that the Executive shall designate, by written notice to the Company, a beneficiary to receive the payments described in Section 7 in the event of his death and the Executive may change the designation of any such beneficiary from time to time by written notice to the Company. In the event the Executive fails to designate a beneficiary as herein provided, any payments which are to be made to the Executive's designated beneficiary under Section 7 shall be made to the Executive's widow, if any, during her lifetime. If the Executive has no designees or widow, such payments shall be paid to the Executive's estate.

     TERMINATION FOR CAUSE. The Company shall have the option to terminate Executive upon the occurrence of any of the following:

Executive shall have breached any of the terms of this Agreement and shall have failed to cure such breach (if such breach is curable) within 15 days of notice thereof by the Company.

Executive shall have been convicted of a crime involving moral turpitude.

Executive shall materially breach any of the representations and warranties hereunder.

If Executive's services are terminated as set forth in this subsection, Executive's services shall cease as of such effective date of termination and all compensation shall cease as of such effective date.

     TERMINATION WITHOUT CAUSE. If the Executive is terminated by the Company without cause the Executive shall be entitled to receive his Annual Salary, health benefits, accrued share of any bonus for that year and unused vacation, if any, earned through the date of Executive's termination. Executive shall also receive his Annual Salary and additional compensation equal to the current health benefits under the end of the Term, and for an additional four (4) months hereafter. Notwithstanding the above, if the Company sells, transfer, or otherwise divests itself of a majority interest of the domestic horse racing business to an independent party and the Executive is offered comparable employment terms with the acquiring entity, then no additional pay or benefits shall be due except as accrued through normal service.

     EXECUTIVE STOCK OPTIONS. If the Executive is terminated without cause by the Company during the Term, the period within which Executive must exercise stock options granted under the 1995 Stock Option Plan of the 1998 Stock Option Plan shall be changed to three years and all options granted to Executive which would have vested during the Term shall vest.

8.   EXECUTIVE REPRESENTATIONS AND WARRANTIES:

     RIGHT TO ENTER INTO AGREEMENT. Executive has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Executive has not done or permitted to be done anything, which may curtail or impair any of the rights granted to Company herein.

     BREACH UNDER OTHER AGREEMENT OR ARRANGEMENT. Neither the execution and delivery of this Agreement nor the performance by Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

     SERVICES RENDERED DEEMED SPECIAL, ETC. Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to the Company and in addition to any other available remedy the Company will be entitled to seek injunctive relief.

9.   USE OF NAME:

The Company shall have the right during the Term hereof to use Executive's name, biography and approved likenesses in connection with Company's business, including advertising their products and services; and the Company may grant such rights to others, but not for use a direct endorsement.

10.  ARBITRATION:

Any dispute whatsoever arising out of or referable to this Agreement, including, without limitation, any dispute as to the rights and entitlements and performance of the parties under this Agreement or concerning the termination of Executive's employment or of this Agreement or its construction or its validity or enforcement, or as to the arbitrator's jurisdiction, or as the ability to arbitrate any such dispute, shall be submitted to final and binding arbitration in Los Angeles, California by and pursuant to the Labor Arbitration Rules of the American Arbitration Association with discovery proceedings, pursuant to Section 1283.05 of the California Code of Civil Procedure. The arbitrator shall be entitled to award any relief, which might be available at law or in equity, including that of a provisional, permanent or injunctive nature. The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his reasonable attorneys' fees incurred in connection therewith.

11.  NOTICES:

     DELIVERY. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

               If to Phillip Hermann, to his address at:

               10809 Eton Avenue
               Chatsworth CA 91311
               (818) 998-5498


               If to Company, to its address at:

               Youbet.com, Inc.
               5901 Desoto
               Woodland Hills, CA 91367
               Attention: Chief Executive Officer


               Copy to:

               Christensen, Miller, Fink, Jacobs
               Glaser, Weil & Shapiro, LLP
               2121 Avenue of the Stars, 18th Floor
               Los Angeles, CA 90067
               Attention: Jeff Soza

     CHANGE OF ADDRESS. Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 11.

12.  COMPLETE AGREEMENT: MODIFICATION AND TERMINATION

     This Agreement contains a complete statement of all the arrangements between the parties with respect to the matters covered hereby and, supersedes all existing agreements between the parties concerning the subject matter hereof, including that certain Employment Agreement dated as of April 28, 2000 between the Company and Executive. This Agreement may be amended, modified, supersedes or canceled, and the terms and conditions hereof may be waiver, by the party waiving compliance. No delay on the part of any party in exercising any shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

13.  GOVERNING LAW:

     This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and performed entirely within such State.

14.  HEADINGS:

     The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

15.  INDEMNIFICATION:

     The company will indemnify, defend, and hold Executive harmless for any costs, claims, causes of action, or liabilities (including reasonable attorney's fees) arising out of: (i) any breach of the Company's covenants, warranties, or representations; and (ii) any other matter relating to or arising out of Executive's employment hereunder which does not arise from executive's gross negligence, will misconduct, or a breach of Executive's covenants, warranties, or representations hereunder.

                         WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.





                          By _________________________________________________
                                 Phillip Hermann


Agreed to and Accepted:
Youbet.com, Inc., a
Delaware corporation


By:____________________


Its:___________________